Exhibit 9(b)(x)

                                LETTER AGREEMENT

                           SSgA Special Small Cap Fund
                  SSgA International Growth Opportunities Fund
                            SSgA High Yield Bond Fund

                            Administration Agreement


April 28, 1998


Frank Russell Investment Management Company
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Administration Agreement between the SSgA Funds and Frank Russell Investment Management Company, dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating three new series to be named SSgA Special Small Cap Fund, SSgA International Growth Opportunities Fund, and SSgA High Yield Bond Fund (collectively, the "Funds"), and that the SSgA Funds desire Frank Russell Investment Management Company to serve as Administrator with respect to the Funds pursuant to the terms and conditions of the Administration Agreement. The Administrator to the Funds will charge a fee for its services to the Funds as determined by the currently effective Administration Agreement.

Notwithstanding anything to the contrary in Paragraph 11(b), the initial term of the Administration Agreement with respect to the Funds shall be until April 12, 1998.

Please acknowledge your acceptance of acting as Administrator to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
    --------------------
    Lynn L. Anderson
    President


ACKNOWLEDGED AND ACCEPTED
-------------------------

Frank Russell Investment Management Company


By: /s/ J. David Griswold
    ---------------------
    J. David Griswold
    Associate General Counsel
    and Assistant Secretary